                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         AMERICAN HOMESTAR CORPORATION,

                          NATIONWIDE N.C. HOMES, INC.,

                             N.C. MOBILE HOME CORP.

                                      AND

                                ROBERT H. SAULS
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                               TABLE OF CONTENTS


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
SECTION 1.       The Merger
         1.1     Merger of the Company into AHC Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         1.2     Articles of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.3     Articles of Incorporation of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.4     Bylaws of the Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.5     Directors of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.6     Officers of the Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.7     Cancellation of Company Common Stock; Merger Consideration . . . . . . . . . . . . . . . . . . . . . -2-
         1.8     Exchange of Certificates Representing Shares of Company Stock  . . . . . . . . . . . . . . . . . . . -3-
         1.9     Subsequent Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
         1.10    Non-Taxable Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         1.11    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-

Section 2.       Representations and Warranties of the Company and the Shareholder
         2.1     Corporate Existence; Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         2.2     Power and Authority for Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
         2.3     Permits, Licenses and Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . -5-
         2.4     Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
         2.5     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         2.6     Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         2.7     Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         2.8     Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         2.9     Title to and Encumbrances on Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         2.10    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         2.11    Intellectual Property Rights; Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         2.12    Directors and Officers; Payroll Information; Employees . . . . . . . . . . . . . . . . . . . . . . . -8-
         2.13    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         2.14    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         2.15    Subsequent Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         2.16    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         2.17    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         2.18    Commissions and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         2.19    Liabilities; Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         2.20    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         2.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         2.22    Adverse Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         2.23    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         2.24    No Untrue Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         2.25    Accredited Investor Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-





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
         2.26    Distributions and Repurchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         2.27    Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         2.28    Banking Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         2.29    Ownership Interests of Interested Persons; Competitors . . . . . . . . . . . . . . . . . . . . . .  -14-
         2.30    Investments; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-


         2.31    Economic Risk; Sophistication  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-

Section 3.       Representations and Warranties of AHC and AHC Sub
         3.1     Corporate Existence: Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.2     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         3.3     Commissions and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         3.4     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-

Section 4.       Covenants of the Company and the Shareholder
         4.1     Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         4.2     Business Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         4.3     Access and Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         4.4     Approvals of Third Parties and Permits and Consents  . . . . . . . . . . . . . . . . . . . . . . .  -16-
         4.5     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         4.6     Funding of Accrued Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         4.7     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         4.8     Distributions and Repurchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         4.9     Requirements to Effect Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         4.10    Voting of Shares; Irrevocable Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         4.11    Accounting and Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         4.12    Real Property Lease with Shareholder or Related Entities . . . . . . . . . . . . . . . . . . . . .  -17-
         4.13    Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         4.14    Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

Section 5.       Covenants of AHC and AHC Sub
         5.1     Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         5.2     Approvals of Third Parties and Permits and Consents  . . . . . . . . . . . . . . . . . . . . . . .  -18-
         5.3     Listing Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         5.4     Access and Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

Section 6.       AHC and AHC Sub Conditions Precedent
         6.1     Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.2     Covenants and Conditions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.3     Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.4     No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.5     Due Diligence Review.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.6     Approval by the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.7     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-





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
         6.8     Closing Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.9     Debt and Receivables.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.10    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.11    EBT Calculation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         6.12    Delivery of Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         6.13    Schedule of Indemnifiable Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         6.14    Allocation of Environmental Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-

Section 7.       The Company's and the Shareholder's Conditions Precedent
         7.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         7.2     Covenants and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         7.3     Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         7.4     Closing Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         7.5     EBT Calculation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         7.6     Delivery of Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         7.7     Schedule 9.3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         7.8     Allocation of Environmental Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-

Section 8.       Closing Deliveries
         8.1     Deliveries of the Company and the Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         8.2     Deliveries of AHC and AHC Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

Section 9.       Nature and Survival of Representations and Warranties; Indemnification
         9.1     Nature and Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         9.2     Indemnification by AHC and AHC Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         9.3     Indemnification by the Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         9.4     Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         9.5     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         9.6     Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-

Section 10.      Termination

Section 11.      Nondisclosure of Confidential Information

Section 12.      Miscellaneous
         12.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         12.2    Further Assurances; Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         12.3    Each Party to Bear Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         12.5    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         12.6    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         12.7    Integration of Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         12.8    Entire Agreement/Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         12.9    Binding Effect/Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         12.10   No Rule of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         12.11   Costs of Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-





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
         12.12   Amendments; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         12.13   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         12.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-





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                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER ("Agreement"), made and executed as of the 1st day of April, 1997, is by and among American Homestar Corporation, a Texas corporation ("AHC"); Nationwide N.C. Homes, Inc., a Texas corporation ("AHC Sub") and a wholly-owned subsidiary of AHC; N.C. Mobile Home Corp., a North Carolina corporation (the "Company"), and Robert H. Sauls, an individual resident of the State of North Carolina and the sole shareholder of the Company (the "Shareholder").


                                  WITNESSETH:

         WHEREAS, the Company operates a manufactured home retailing business in North Carolina and Virginia;

         WHEREAS, the Shareholder is the sole shareholder of the Company;

         WHEREAS, AHC Sub is a wholly-owned subsidiary of AHC formed in anticipation of the transactions contemplated in this Agreement; and

         WHEREAS, the Boards of Directors of each of the Company, AHC and AHC Sub have determined that a business combination between the parties is in the best interests of their respective companies and shareholders and accordingly have agreed to effect the Merger (hereinafter defined) upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.       THE MERGER.

         The Merger of the Company with and into AHC Sub (the "Closing") shall occur on the 1st day of June, 1997 (the "Closing Date"), unless another date is mutually agreed upon in writing by the parties hereto, shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated.

         1.1 MERGER OF THE COMPANY INTO AHC SUB. On the Closing Date, the Company shall be merged with and into AHC Sub in accordance with this Agreement and the separate corporate existence of the Company shall thereupon cease (the "Merger"). AHC Sub shall be the surviving corporation in the Merger (in such capacity, hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Texas and the separate corporate existence of Surviving Corporation with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Merger shall have the effects specified in the Texas Business Corporation Act ("TBCA") and in the North Carolina Business Corporation Act ("NCBCA").

         1.2 ARTICLES OF MERGER. If all conditions to the Merger set forth herein have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated pursuant to the terms hereof, the parties hereto shall cause to be properly executed and filed on the Closing Date Articles of Merger meeting the requirements of the TBCA and the NCBCA. The Merger shall become effective on the Closing Date.

         1.3 ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. Effective on the Closing Date, the Articles of Incorporation of AHC Sub shall be the Articles of Incorporation of the Surviving Corporation.

         1.4 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of AHC Sub on the Closing Date shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms.

         1.5 DIRECTORS OF THE SURVIVING CORPORATION. The persons who are directors of AHC Sub immediately prior to the Closing Date shall, from and after the Closing Date, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         1.6 OFFICERS OF THE SURVIVING CORPORATION. The persons who are officers of AHC Sub immediately prior to the Closing Date shall, from and after the Closing Date, be the officers of the Surviving Corporation and shall hold their same respective office(s) until their earlier death, resignation or removal.

         1.7 CANCELLATION OF COMPANY COMMON STOCK; MERGER CONSIDERATION. The manner of converting shares of the Company in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all shares of the Company's common stock (the "Company Stock") issued and outstanding on the Closing Date shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall thereafter cease to have any rights with respect to such shares of Company Stock, except the right to receive, without interest, a pro rata portion, based on the number of shares of Company Stock owned by each of the Company's shareholders on the Closing Date, of the Merger Consideration (as hereinafter defined). As used in this Agreement, the term "Merger Consideration" shall mean (a) a number of shares of AHC common stock, par value $0.05 per share ("AHC Common Stock"), equal to the quotient of $2,000,000 divided by the greater of (i) the average closing price of AHC Common Stock on the Nasdaq National Market (as reported in the Wall Street Journal) on the 10 trading days prior to the public announcement of the Merger or (ii) $17.00 per share; (b) an amount of cash equal to One Million Dollars ($1,000,000) (the "Cash Consideration"); and (c) a Promissory Note of AHC in the form set forth in Exhibit A attached hereto in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Note"); provided, however, that the Merger Consideration shall be subject to adjustment as provided in Sections 1.7(b) and 9.3 below.

                 (b) If the Company's earnings before taxes ("EBT") for the twelve month period beginning on September 1, 1995 and ending on August 31, 1996 (the "EBT Period") is less than $1,244,677 (the "EBT Target Amount"), then the principal amount of the Note, and, thereafter as necessary, the Cash Consideration, shall be offset and reduced by $3.00 for each whole $1.00 sum that the actual EBT during the EBT Period is below the EBT Target Amount. The difference between $1,244,677 and the actual EBT for the EBT Period is referred to herein as the "EBT Deficit". EBT shall be determined by AHC in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

                 (c) (i) If the Company's EBT for the twelve month period beginning on September 1, 1996, and ending on August 31, 1997 (the "2nd EBT Period") is less than $1,165,200 less the EBT Deficit (the "2nd EBT Target Amount"), then the principal amount of the Note and the shares of AHC Common Stock delivered hereunder (based on the calculation in Section 1.7(a) above) shall be offset and reduced on a 56% to 44% basis, respectively, by $3.00 for each $1.00 sum that the actual EBT during the 2nd EBT Period is below the 2nd EBT Target Amount; provided, however, that the maximum offset and reduction under this Section 1.7(c)(i) shall be $1,000,000. If AHC and Shareholder cannot agree on the appropriate adjustment by October 31, 1997, then such issue shall be submitted to binding arbitration in Atlanta, Georgia, pursuant to the Commercial Rules of the American Arbitration Association, the decision of which arbitrators shall be final and binding on AHC and the Shareholder.

                          (ii)  AHC Sub shall at all times after the Closing
and through the end of the 2nd EBT Period operate its business in a commercially reasonable manner. Following the Closing and through the end of the 2nd EBT Period (A) AHC Sub shall own and operate the business formally conducted by the Company in substantially the same manner as it was operated by the Company prior to the Closing; (B) subject to the foregoing and provided that AHC Sub shall not undertake any fundamental changes having a negative impact on EBT during the 2nd EBT Period, if AHC Sub makes material changes in operating its business in the ordinary course of business, then AHC Sub and the Shareholder shall agree on the methodology for allocating the financial impact of such changes; and (C) charges in the nature of "corporate overhead", "corporate expense allocation" or inter-company charges or other expenses which would not have been incurred by the Company (or in excess of amounts which would have been incurred) had the sale and change of control of the Company not occurred, shall not be included in computing EBT.

         1.8 EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMPANY STOCK. The Shareholder shall deliver to AHC on the Closing Date the certificates representing Company Stock owned by him, duly endorsed in blank by the Shareholder, or accompanied by blank stock powers. Upon such delivery, the Shareholder shall be entitled to receive in exchange therefor the Merger Consideration.

         1.9 SUBSEQUENT ACTIONS. If, at any time after the Closing Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, and to effect the cancellation of all outstanding shares of Company Stock in return for the consideration set forth in this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and the Shareholder or otherwise, to carry out all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         1.10 NON-TAXABLE TRANSACTION. It is intended that for federal income tax purposes that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Following the Closing, AHC and the Shareholder agree to not undertake any action which would cause or result in the Merger not qualifying for such treatment, which actions shall be attached at Closing as Schedule 1.10 (which shall include a two-year holding period on the AHC Common Stock issued to the Shareholder).

         1.11 ESCROW AGREEMENT. On the Closing Date, Shareholder and AHC Sub agree to enter into an escrow agreement, in form and substance reasonably acceptable to such parties, pursuant to which Shareholder shall place into escrow with a mutually acceptable escrow agent, the AHC Common Stock delivered hereunder for purposes of possible reduction as provided in Section 1.7(c) above and Section 12.3 below.

SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                 SHAREHOLDER.

         The Company and the Shareholder, jointly and severally, hereby represent and warrant to AHC and AHC Sub as follows:

         2.1 CORPORATE EXISTENCE; GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company has all necessary corporate powers to own all of its assets and to carry on its business as such business is now being conducted. Except as set forth in Schedule 2.1, the Company does not own stock in or control, directly or indirectly, any other corporation, association or business organization, nor is the Company a party to any joint venture or partnership. The Shareholder is the sole shareholder of the Company and owns all outstanding shares of capital stock of the Company free of all security interests, claims, encumbrances and liens. Each share of Company common stock has been legally and validly issued and fully paid and nonassessable. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the shareholders of the Company on any matter, (b) securities of the Company convertible into equity interests in the Company, or
(c) commitments, options, rights or warrants to issue any such equity interests in the Company, to issue securities of the Company convertible into such equity interests, or to redeem any securities of the Company. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Company's shareholders. The Company is qualified to do business in the State of Virginia, but is not required to qualify to do business as a foreign corporation in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction. The Company does not have any assets, employees or offices in any state other than North Carolina and Virginia.

         2.2 POWER AND AUTHORITY FOR TRANSACTIONS. The Company has the corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The Shareholder has the legal capacity to enter into and perform this Agreement and the other documents, instruments and agreements to be executed and delivered in connection herewith. The Company has obtained the approval of its shareholders necessary to the consummation of the transactions contemplated herein. This Agreement and all documents, instruments and agreements executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by the Company and the Shareholder, as appropriate, and constitute or will constitute the legal, valid and binding obligations of the Company and the Shareholder, enforceable against the Company and the Shareholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the documents, instruments and agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on Schedule 2.5 below, the consummation of the actions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of the Company or any provisions of, or result in the acceleration of, or loss of any right in, to or under, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Company or the Shareholder is a party or by which the Company or the Shareholder is bound, or violate any material restrictions of any kind to which the Company is subject, or result in any lien or encumbrance on any of the Company's assets.

         2.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required to be maintained by the Company, the Shareholder and each employee of the Company have been duly obtained and are in full force and effect and are described on Schedule 2.3. There are no proceedings pending or, to the knowledge of the Company and the Shareholder, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof.

         2.4 CORPORATE RECORDS. True and correct copies of the Articles of Incorporation, Bylaws and minutes of the Company and all amendments thereto of the Company have been delivered to AHC. The minute books of the Company contain all accurate minutes of the meetings of and consents to actions taken without meetings of the Board of Directors and shareholders of the Company since its formation. The books of account of the Company have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

         2.5 CONSENTS. Except as set forth on Schedule 2.5, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the documents, instruments and agreements contemplated hereby on the part of the Company or the Shareholder.

         2.6 FINANCIAL INFORMATION. The Company has heretofore furnished AHC with copies of the audited balance sheet for the twelve-months ended August 31, 1995, and the audited balance sheet and related audited statements of income, retained earnings and cash flows for the twelve-months ended August 31, 1996, including the notes thereto, and an unaudited balance sheet ("Balance Sheet") and income statement as of February 28, 1997 ("Balance Sheet Date") (the financial statements described in this sentence are hereinafter referred to as the "Financial Statements"). All the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, reflect all liabilities of the Company, including all contingent liabilities of the Company, as of their respective dates, present fairly the financial position of the Company as of such dates and the results of operations and cash flows for the period or periods reflected therein.

         2.7     LEASES.

                 (a) Schedule 2.7(a) attached hereto sets forth a list of all leases pursuant to which the Company leases, as lessor or lessee, real property used in operating the business of the Company or otherwise. All such leases listed on Schedule 2.7(a) are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by the Company, as lessor or lessee, or any condition or event of which the Company or the Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which the Company has not taken adequate steps to cure such default or to prevent a default from occurring. Schedule 2.7(a) also indicates whether or not the office at such leased facility is owned or leased by the Company, and if owned by the Company, the year, model number and the type (single wide/double wide) of office.

                 (b) Schedule 2.7(b) attached hereto sets forth a list of all leases pursuant to which the Company leases, as lessor or lessee, personal property used in operating the business of the Company or otherwise. All such leases listed on Schedule 2.7(b) are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by the Company, as lessor or lessee, or any condition or event of which the Company or the Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which the Company has not taken adequate steps to cure such default or to prevent a default from occurring.

         2.8 CONDITION OF ASSETS. All of the Assets are in good condition and repair subject to normal wear and tear and conform with all applicable ordinances, regulations and other laws, and the Company and the Shareholder have no knowledge of any latent defects therein.

         2.9 TITLE TO AND ENCUMBRANCES ON PROPERTY. A description of all interests in real and personal property owned by the Company is set forth on
Schedule 2.9(a). The Company has good, valid and marketable title to all of its personal and real property, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in
Schedule 2.9(a) attached hereto.  The real and personal property described on
Schedule 2.9(a) and Schedule 2.7 constitute the only real and personal property used in the conduct of the Company's business. Except as provided in Schedule 2.9(b), upon consummation of the transactions contemplated hereby, such interest in real and personal property shall be free and clear of all liens, security interests, claims and encumbrances and evidence of such releases of liens and claims shall be provided to AHC Sub on the Closing Date.

         2.10 INVENTORIES. All inventories of the Company used in the conduct of its business are reflected on the Balance Sheet in accordance with generally accepted accounting principles consistently applied. Set forth on
Schedule 2.10(a) is a listing of new and used homes (by brand, model and single wide/double wide) for each home on the Company's retail sales lots as of February 28, 1997. The items of the Company's inventory have been acquired in the ordinary course of its business, are adequate for the reasonable requirements of its business, and, to the best knowledge of the Company and the Shareholder, may be used for their intended purposes. All of the inventory owned or used by the Company is in good, current, standard and merchantable condition and is not obsolete or defective, except for used house inventory described in Schedule 2.10(b).

         2.11    INTELLECTUAL PROPERTY RIGHTS; NAMES.  Except as set forth on
Schedule 2.11, the Company has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets or similar items and such items are the only such items necessary for the conduct of its business. Set forth in
Schedule 2.11 is a listing of all names of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired significant assets. Except for off-the-shelf software licenses and except as set forth on Schedule 2.11, the Company is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of its business. No claim is pending or has been made to the effect that the present or past operations of the Company infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. The Company has the sole and exclusive right to use all such proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by the Surviving Corporation.

         2.12 DIRECTORS AND OFFICERS; PAYROLL INFORMATION; EMPLOYEES. Set forth on Schedule 2.12 attached hereto is a true and complete list, as of the date of this Agreement of: (a) the name of each director and officer of the Company and the offices held by each, (b) the most recent payroll report of the Company, showing all current employees of the Company and their current levels of compensation, (c) promised increases in compensation of employees of the Company that have not yet been effected, (d) oral or written employment agreements or independent contractor agreements (and all amendments thereto) to which the Company is a party, copies of which have been delivered to AHC, and
(e) all employee manuals, materials, policies, procedures and work-related rules, copies of which have been delivered to AHC. There are no promised increases in compensation of employees of the Company that have not yet been effected. The Company is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. The Company has not engaged in any unfair labor practice. There are no unfair labor practices charges or complaints pending or threatened against the Company, and the Company has never been a party to any agreement with any union, labor organization or collective bargaining unit.

         2.13 LEGAL PROCEEDINGS. Except as set forth in Schedule 2.13, neither the Company nor the Shareholder nor outstanding shares of the Company's stock nor any of the Company's assets is subject to any pending, nor does the Company or the Shareholder have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Company, the Shareholder, the outstanding shares of the Company's stock, any of the assets of the Company, the operations, business or prospects of the Company or the transactions contemplated by this Agreement, and, to the knowledge of the Company and the Shareholder, no basis for any such action exists, nor is there any legal impediment of which the Company or the Shareholder have knowledge to the continued operation of its business in the ordinary course, subject to consents set forth on Schedule 2.5.

         2.14 CONTRACTS. The Company has delivered to AHC true copies of all written, and disclosed to AHC Sub all oral, outstanding contracts, obligations and commitments of the Company ("Contracts"), all of which are listed or incorporated by reference on Schedule 2.7 (in the case of leases) and
Schedule 2.14 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Schedules, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as indicated on such Schedules, there is not under any such Contract any existing default by the Company, or any condition or event of which the Company or the Shareholder has knowledge
which with notice or lapse of time, or both, would constitute a default.   The
Company and the Shareholder have no knowledge of any default by any other party to such Contracts. Neither the Company nor the Shareholder have received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any

Contract is contemplated by any party thereto. Other than those contracts, obligations and commitments of the Company listed on Schedules 2.7 and 2.14, the Company is not a party to any material written or oral agreement contract, lease or arrangement, including any:

                 (a) Contract related to the assets of the Company not made in the ordinary course of business other than this Agreement;

                 (b) Employment, consulting or compensation agreement or arrangement;

                 (c)      Labor or collective bargaining agreement;

                 (d) Lease agreement with respect to any property, whether as lessor or lessee;

                 (e) Deed, bill of sale or other document evidencing an interest in or agreement to purchase or sell real or personal property;

                 (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of its business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty (30) days or less;

                 (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or service;

                 (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

                 (i) Installment sales contracts between the Company and any customer;

                 (j)      Contracts containing non-competition covenants; or

                 (k) Other contracts or agreements that involve either an unperformed commitment in excess of $5,000 or that terminate or can only be terminated by the Company on more than 30 days after the date hereof.

         2.15 SUBSEQUENT EVENTS. Except as set forth on Schedule 2.15, the Company has not, since the Balance Sheet Date:

                 (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except in connection with the performance of this Agreement, other than in the ordinary course of business;

                 (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than

(i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                 (c) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

                 (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

                 (e) Lost or terminated any employee, customer or supplier that has, individually or in the aggregate, a material adverse effect on its business;

                 (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of the Company since the Balance Sheet Date;

                 (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets of the Company, tangible or intangible;

                 (h) Sold or contracted to sell or transferred or contracted to transfer any of the assets used in the conduct of the Company's business or cancelled any debts or claims or waived any rights, except in the ordinary course of business;

                 (i) Except in the ordinary course or business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;

                 (j) Authorized or incurred any capital expenditures in excess of Ten Thousand and No/100 Dollars ($10,000.00);

                 (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

                 (l) Redeemed, purchased, sold or issued any stock, bonds or other securities;

                 (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business;

                 (n) Declared or paid a distribution, payment or dividend of any kind on the capital stock of the Company;

                 (o) Repurchased, approved any repurchase or agreed to repurchase any of the Company's capital stock; or

                 (p) Suffered any material adverse change in the business of the Company or to the assets of the Company.

         2.16 ACCOUNTS RECEIVABLE. Schedule 2.16 contains a true and accurate list of all accounts and notes receivable of the Company at the Balance Sheet Date. The Company maintains its accounting records in sufficient detail to substantiate the accounts receivable reflected on the Balance Sheet and has given and will give to AHC Sub full and complete access to those records, including the right to make copies therefrom. Since the Balance Sheet Date, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure.

         2.17 TAXES. Except as set forth on Schedule 2.17, the Company has filed all tax returns required to be filed by it, and made all payments of taxes, including any interest, penalty or addition thereto, required to be made by it, with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and other taxes due and payable on or before the date of this Agreement. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. The Company has no tax liability, except for real and personal property taxes for the current period not yet due and payable and sales, use, employment and similar taxes for periods as to which such taxes
have not yet become due and payable.   The unpaid taxes of the Company did not,
as of the Balance Sheet Date, exceed the reserve for taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and income tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date (in accordance with the past custom and practice of the Company). The Company and the Shareholder have not received any notice that any tax deficiency or delinquency has been asserted against the Company. There are no audits relating to taxes of the Company threatened, pending or in process. The Company is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of the Company. The Company has withheld and paid all taxes required by law to have been withheld and paid by it. Neither the Company nor any predecessor of the Company is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated federal income tax return. The Company has delivered to AHC correct and complete copies of the Company's three most recently filed annual state and federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by the Company during the three calendar year period preceding the date of this Agreement. The Company has neither made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended.

         2.18 COMMISSIONS AND FEES. Except as described in Schedule 2.18, there are no claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against AHC, AHC Sub, the Company or the Shareholder resulting from any action taken by the Company or the Shareholder or their respective agents or employees, or any of them.

         2.19 LIABILITIES; DEBT. Except to the extent reflected or reserved against on the Balance Sheet, the Company did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have occurred as of the Closing Date, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business. The Company and the Shareholder do not know, or have reasonable grounds to know, of any basis for the assertion against the Company as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of the Company (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on Schedule 2.19 attached hereto.

         2.20 INSURANCE POLICIES. The Company, the Shareholder and each employee of the Company carries property, liability, workers' compensation and such other types of insurance as is customary in the industry. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in Schedule 2.20 attached hereto and true and correct copies have been delivered to AHC. Neither the Company nor the Shareholder have received notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. Neither the Company, nor the Shareholder nor any employee of the Company has any outstanding claims, settlements or premiums owed against any insurance policy.

         2.21 EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 2.21 attached hereto, the Company has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on Schedule 2.21 (individually "Company Plan," and collectively "Company Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Company Plans.

No "reportable event" (as defined in ERISA) has occurred with respect to any of the Company Plans. The Company has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multiemployer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. With respect to each Company Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet, all as of the Closing Date.

         2.22 ADVERSE AGREEMENTS. The Company is not, and will not be as of the Closing Date, a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

         2.23 COMPLIANCE WITH LAWS. Except as set forth on Schedule 2.23, the Company, the Shareholder and Company's employees have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws, and there exist no violations by the Company, the Shareholder or any employee of the Company of any federal, state or local law or regulation. Neither the Company nor the Shareholder have received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the business and assets of the Company and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Company or the Shareholder.

         2.24 NO UNTRUE REPRESENTATIONS. No representation or warranty by the Company or the Shareholder in this Agreement, and no Schedule or certificate issued or executed by, or information furnished by, officers or directors of the Company or the Shareholder and furnished or to be furnished to AHC Sub or AHC pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

         2.25 ACCREDITED INVESTOR STATUS. The Shareholder is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").

         2.26    DISTRIBUTIONS AND REPURCHASES.  Except as set forth in
Schedule 2.26, no distribution, payment or dividend of any kind has been declared or paid by the Company on any of its capital stock since August 31, 1996. No repurchase of any of the Company's capital stock has been approved, effected or is pending, or is contemplated by the Board of Directors of the Company.

         2.27 SUPPLIERS. Set forth in Schedule 2.27 is a complete and accurate list of the five (5) largest suppliers of the Company in terms of dollar volume of transactions for each of the last two fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and aggregate purchases from such supplier in the number of single-wide and double-wide homes purchased in each such period.

         2.28 BANKING RELATIONS. Set forth in Schedule 2.28 is a complete and accurate list of all arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.29    OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS.
Except as set forth on Schedule 2.29, no officer, employee, director or shareholder of the Company, or their respective spouses, children or affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of the Company or any organization that has a material contract or arrangement with the Company. Except as set forth on Schedule 2.29, neither the Company, nor any of its directors, officers, employees, consultants or the Shareholder nor any affiliate of such person is, or within the last three years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any person or entity which is in a position to make or influence referrals of business to, or otherwise generate business for, the Company or to provide services, lease space, lease equipment or engage in any other venture or activity with the Company.

         2.30 INVESTMENTS; COMPLIANCE WITH LAW. The AHC Common Stock to be acquired by the Shareholder pursuant to this Agreement is being acquired solely for his own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

         2.31 ECONOMIC RISK; SOPHISTICATION. The Shareholder is able to bear the economic risk of an investment in AHC Common Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the AHC Common Stock. The Shareholder has had an adequate opportunity to ask questions and receive answers from the officers of AHC concerning any and all matters relating to the Company. The Shareholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to his satisfaction.

         2.32 RESTRICTIONS ON AHC STOCK. The Shareholder acknowledges that the AHC Common Stock to be acquired by the Shareholder are unregistered and may not be sold or transferred in the absence of registration under the Securities Act and applicable state securities Act and applicable state securities laws, unless an exemption exists therefor; and the certificates representing such shares shall be legended accordingly.

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF AHC AND AHC SUB.

         AHC and AHC Sub hereby represent and warrant to the Company and the Shareholder as follows:

         3.1 CORPORATE EXISTENCE: GOOD STANDING. AHC and AHC Sub are corporations duly organized and existing and in good standing under the laws of the State of Texas.

         3.2 POWER AND AUTHORITY. Each of AHC and AHC Sub has corporate power to execute, deliver and perform this Agreement and all documents, instruments and agreements executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents, instruments and agreements. The execution and delivery of this Agreement and the documents, instruments and agreements related hereto executed and delivered pursuant to or in connection with this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of either AHC Sub or AHC or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement instrument, order, arbitration award, judgment or decree to which AHC Sub or AHC is a party or by which either of them is bound, or violate any restrictions of any kind to which AHC Sub or AHC is subject.

         3.3 COMMISSIONS AND FEES. AHC and AHC Sub have not incurred any obligation for any finder's, broker's or agent's fees in connection with the transactions contemplated hereby.

         3.4 CAPITAL STOCK. All of the outstanding shares of the common stock of AHC Sub are or will be as of the Closing Date validly issued, fully paid and nonassessable and are or will be as of the Closing Date owned indirectly by AHC, free and clear of all liens, claims and encumbrances. The issuance and delivery by AHC of shares of the AH Common Stock in connection with the Merger will be as of the Closing Date duly and validly authorized by all necessary corporate action on the part of AHC. The shares of AHC common stock to be issued in connection with the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

SECTION 4.       COVENANTS OF THE COMPANY AND THE SHAREHOLDER.

         The Company and the Shareholder, jointly and severally, agree that between the date hereof and the Closing Date:

         4.1 CONSUMMATION OF AGREEMENT. The Company and the Shareholder shall each use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         4.2 BUSINESS OPERATIONS. The Company and the Shareholder shall operate the Company's business in the ordinary course. The Company shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any asset except in the ordinary course of business. The Company and the Shareholder shall use their best efforts to preserve the business and assets of the Company intact and shall not take any action that would have an adverse effect on the business or assets of the Company; provided that the Company may continue to operate in the ordinary course of business. The Company and the Shareholder shall use their best efforts to preserve intact the relationships with, customers, suppliers and others having significant business relations with the Company. The Company shall collect its receivables and pay its trade payables in the ordinary course of business. The Company shall not introduce any new method of management, operations or accounting.

         4.3 ACCESS AND NOTICE. The Company and the Shareholder shall permit AHC and AHC Sub and their authorized representatives access to, and make available for inspection, all of the assets and business of the Company and all of its assets, including employees, customers and suppliers and permit AHC, AHC Sub and their authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of the Company as AHC, AHC Sub or their representatives may request. The Company and the Shareholder shall promptly notify AHC in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which the Company is a party, and (b) any adverse change in the Company's business, financial condition or the conditions of its assets.

         4.4 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. The Company and the Shareholder shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on Schedule 2.5 and to renegotiate each real estate lease described on Schedule 2.5 with such terms and conditions as are acceptable to AHC.

         4.5 ACQUISITION PROPOSALS The Company and the Shareholder shall not, and shall use their best efforts to cause the Company's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Shareholder, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of the Company or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and the Company and the Shareholder will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing. The Company and the Shareholder shall immediately notify AHC Sub if any such inquiries or proposals are received.

         4.6 FUNDING OF ACCRUED EMPLOYEE BENEFITS. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely for any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have any liability whatsoever arising from any salary, wage, benefit, bonus, insurance, employment tax or similar liability of the Company to any employee or other person or entity (including, without limitation, any Company Plan and any liability under employment contracts with the Company) allocable to services performed prior to the Closing Date.

         4.7 EMPLOYEE MATTERS. The Company shall not, without the prior written approval of AHC or AHC Sub, except as required by law, increase the cash compensation of the Shareholder or any other employee or an independent contractor of the Company, adopt, amend or terminate any compensation plan, employment agreement, independent contractor agreement, employee policies and procedures or employee benefit plan, take any action that could deplete the assets of any employee benefit, or fail to pay any premium or contribution due or file any report with respect to any employee benefit plan, or take any other actions with respect to its employees or employee matters which might have an adverse effect upon the Company, its business, assets or prospects.

         4.8 DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind will be declared or paid by the Company on its capital stock, nor will any repurchase of any of the Company's capital stock be approved or effected.

         4.9 REQUIREMENTS TO EFFECT MERGER. The Company and the Shareholder shall use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         4.10 VOTING OF SHARES; IRREVOCABLE PROXY. The Shareholder agree that until the earlier of the Closing Date or the termination of this Agreement, the Shareholder shall vote all shares of Company common stock owned by him at any meeting of the shareholders of the Company or take action by written consent for adoption of this Agreement, as hereby amended, and in favor of the Merger and any other transactions contemplated by this Agreement, and against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the Merger.

         4.11 ACCOUNTING AND TAX MATTERS. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         4.12    REAL PROPERTY LEASE WITH SHAREHOLDER OR RELATED ENTITIES.
With respect to any real property leased by the Company from the Shareholder, or any affiliate or related entity of the Company or the Shareholder, the Company shall enter into a new lease (the "Lease"), such Lease to contain terms and provisions satisfactory to AHC, including without limitation: (i) a lease rate equal to the fair market value lease rate, as agreed to by AHC, (ii) a right of first refusal to acquire such property upon any proposed sale thereof, and (iii) such other provisions to be acceptable to AHC.

         4.13 LICENSES AND PERMITS. The Shareholder shall use its best efforts to obtain all licenses, permits, approvals or other authorizations required under any law, statute, rule, regulation or ordinance, or otherwise necessary or desirable to consummate the transactions contemplated hereby.

         4.14    EMPLOYMENT AGREEMENT.   Shareholder shall have agreed to
become an employee of AHC as of the Closing Date on the terms and conditions set forth in the Employment Agreement attached hereto as Exhibit B.

SECTION 5.       COVENANTS OF AHC AND AHC SUB.

         AHC and AHC Sub, jointly and severally, agree that between the date hereof and the Closing Date:

         5.1 CONSUMMATION OF AGREEMENT. AHC and AHC Sub shall use their best efforts to cause the consummation of the transactions contemplated hereby
in accordance with their terms and provisions.   AHC and AHC Sub will use their
best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials all necessary documents in form approved by counsel for the parties to this Agreement.

         5.2 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. AHC and AHC Sub shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

         5.3 LISTING APPLICATION. AHC shall prepare and submit to the Nasdaq National Market a listing application covering the Stock Consideration and shall use its best efforts to obtain approval for the listing of the Stock Consideration upon official notice of issuance.

         5.4 ACCESS AND NOTICE. AHC and AHC Sub shall permit the Shareholder and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of AHC and AHC Sub and permit Shareholder and its authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of AHC and AHC Sub as Shareholder or its representatives may request. AHC shall promptly notify Shareholder in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which AHC or AHC Sub is a party, and (b) any adverse change in AHC's or AHC Sub's business, financial condition or the conditions of its assets.

SECTION 6.       AHC AND AHC SUB CONDITIONS PRECEDENT.

         The obligations of AHC and AHC Sub hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Shareholder contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

         6.2 COVENANTS AND CONDITIONS. The Company and the Shareholder shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by the Company and the Shareholder prior to the Closing Date.

         6.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         6.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company shall have occurred since the Balance Sheet Date, and the Company shall have furnished to AHC interim monthly financial statements for each month (excluding May) ended on or prior to the Closing Date.

         6.5 DUE DILIGENCE REVIEW. By the Closing Date, AHC and AHC Sub shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to AHC and AHC Sub in their sole discretion.

         6.6 APPROVAL BY THE BOARD OF DIRECTORS This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of AHC or a committee thereof.

         6.7 CONSENTS AND APPROVALS. The Company and the Shareholder shall have obtained all necessary government and other third-party approvals and consents.

         6.8 CLOSING DELIVERIES. AHC Sub shall have received all documents, duly executed in form satisfactory to AHC Sub and its counsel, referred to in Section 8.1.

         6.9 DEBT AND RECEIVABLES. There shall be no indebtedness, receivables or payables between the Company and its shareholders or affiliates and the Company shall not have any liabilities, including indebtedness, guaranties and capital leases, that are not approved by AHC.

         6.10 LEASES. All real estate leases to which the Company is a party or under which the Company has any obligation whatsoever shall have been reviewed by, and shall be acceptable to AHC in all respects.

         6.11 EBT CALCULATION. The Company and AHC shall have agreed on the actual EBT for the EBT Period.

         6.12 DELIVERY OF SCHEDULES. The parties acknowledge and agree that this Agreement has been executed and delivered without attaching the Schedules referred herein. Any schedules to this Agreement delivered by the Company or Shareholder to AHC after the date hereof but prior to the Closing shall be in form and substance acceptable to AHC and its counsel. Such schedules, when approved, shall be attached to and become part of, this Agreement.

         6.13 SCHEDULE OF INDEMNIFIABLE ITEMS. The Shareholder and AHC shall have agreed, based upon the Schedules, on a schedule of indemnifiable items, if any, which Schedule shall be attached hereto as Schedule 9.3.

         6.14    ALLOCATION OF ENVIRONMENTAL COSTS.  Except as provided in
Section 12.3, AHC and the Shareholder shall have agreed on the allocation of costs and expenses for any investigation, testing, clean-up or remediation work on, or permits required for, the properties owned or leased by the Company or any affiliate thereof.

SECTION 7.       THE COMPANY'S AND THE SHAREHOLDER'S CONDITIONS PRECEDENT.

         The respective obligations of the Company and the Shareholder hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of AHC and AHC Sub contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

         7.2 COVENANTS AND CONDITIONS. AHC and AHC Sub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by AHC and AHC Sub prior to the Closing Date.

         7.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         7.4 CLOSING DELIVERIES. The Company shall have received all documents, duly executed in form satisfactory to the Company and its counsel, referred to in Section 8.2.

         7.5 EBT CALCULATION. The Company and AHC shall have agreed on the actual EBT for the EBT Period.

         7.6 DELIVERY OF SCHEDULES. The Schedules to be delivered by the Company pursuant to Section 6.12 above shall be acceptable to the Company.

         7.7 SCHEDULE 9.3. Schedule 9.3, as described in Section 6.13 above, shall be acceptable to the Shareholder.

         7.8 ALLOCATION OF ENVIRONMENTAL COSTS. AHC and the Shareholder shall have agreed on the allocation of costs and expenses for any investigation, testing, clean-up or remediation work on, or permits required for, the properties owned or leased by the Company or any affiliate thereof.

SECTION 8.       CLOSING DELIVERIES.

         8.1 DELIVERIES OF THE COMPANY AND THE SHAREHOLDER. At or prior to the Closing, the Company and the Shareholder shall deliver to AHC the following, all of which shall be in a form satisfactory to counsel to AHC and AHC Sub:

                 (a) a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

                 (b) certificates of the President of the Company and of the Shareholder, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of the Company and the Shareholder contained herein; (ii) as to the performance of and compliance by the Company and the Shareholder with all covenants contained herein; and (iii) certifying that all conditions precedent of the Company and the Shareholder to the Closing have been satisfied;

                 (c) a certificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Company;

                 (d) a certificate, dated within 10 days of the Closing Date, of the Secretary of the State of North Carolina establishing that the Company is in existence and is in good standing to transact business in its state of incorporation;

                 (e) an opinion of counsel to the Company and the Shareholder, in form and substance reasonably satisfactory to AHC and its counsel;

                 (f) non-foreign affidavits executed by the Company and the Shareholder;

                 (g) all authorizations, consents, approvals, permits and licenses referred to in Sections 2.3 and 2.5; and

                 (h) the resignations of the directors and officers of the Company as requested by AHC Sub;

                 (i) a Shareholder Release in the form attached hereto as Exhibit C executed by the Shareholder;

                 (j) an Employment Agreement in the form attached hereto as Exhibit B executed by the Shareholder; and

                 (k) such other instruments and documents as reasonably requested by AHC or AHC Sub to carry out and effect the purpose and intent of this Agreement.

         8.2 DELIVERIES OF AHC AND AHC SUB. At or prior to the Closing, AHC and AHC Sub shall deliver to the Company the following, all of which shall be in a form satisfactory to counsel to the Company and the Shareholder, as applicable:

                 (a)      the Merger Consideration;

                 (b) a copy of the resolutions of the Board of Directors of AHC and AHC Sub (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

                 (c) certificates of the President of AHC and AHC Sub, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of AHC and AHC Sub contained herein; (ii) as to the performance of and compliance by AHC and AHC Sub with all covenants contained herein; and (iii) certifying that all conditions precedent of AHC and AHC Sub to the Closing have been satisfied;

                 (d) a certificate of the Secretary of AHC and AHC Sub certifying as to the incumbency of the directors and officers of AHC and AHC Sub and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of AHC and AHC Sub;

                 (e) certificates, dated within 10 days of the Closing Date, of the Secretary of the State of Texas establishing that AHC and AHC Sub are in existence and are in good standing to transact business in the State of Texas and the State of North Carolina;

                 (f) an opinion of counsel to AHC and AHC Sub, in form and substance reasonably satisfactory to the Company and its counsel; and

                 (g) such other instruments and documents as reasonably requested by the Company or Shareholder to carry out and effect the purpose and intent of this Agreement.


SECTION 9.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATION.

         9.1 NATURE AND SURVIVAL. All statements contained in this Agreement or in any Exhibit or Schedule attached hereto, any document, instrument and agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of the Company and the Shareholder, jointly and severally, or of AHC and AHC Sub, jointly and severally, as the case may be. All such representations and warranties, all representations and warranties expressly labeled as such in this Agreement and the indemnification event described in item (iii) of Sectio 9.3 below (the "Event") shall survive the date of this Agreement and the Closing Date for a period of three (3) years following the Closing Date, except that the tax representations shall survive until one year after the expiration of the applicable statute of limitations. Each party covenants with the other parties not to make any claim with respect to such representations and warranties or the Event against any party after the date on which such survival period shall terminate. No party shall be entitled to claim indemnity from any other party pursuant to Sections 9.2 or 9.3 hereof, unless such party has timely given the notice required in Sections 9.2, 9.3 or
9.4 hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notices required by Section 9.2, 9.3 or 9.4, as applicable, are not timely provided.

         9.2 INDEMNIFICATION BY AHC AND AHC SUB. AHC and AHC Sub, jointly and severally (for purposes of this Section 9.2, "Indemnitor"), shall indemnify and hold the Shareholder and his agents and employees (each of the foregoing, including the Shareholder, for purposes of this Section 9.2, an "Indemnified Person"), harmless from and against any and all liabilities, losses, damages, actions, suits, costs, deficiencies and expenses (including, but not limited to, reasonable fees and disbursements of counsel through appeal) (collectively, "Damages"), (i) arising from or by reason of or resulting from any breach by Indemnitor of any representation, warranty, agreement or covenant contained in this Agreement (including the Schedules and Exhibits hereto) and each document, certificate or other instrument furnished or to be furnished by Indemnitor hereunder, (ii) from and after the Closing Date, arising from or by reason of or resulting from Indemnitor's management and conduct of the ownership of the Company (excluding actions taken by the Shareholder as an employee of the Surviving Corporation) that no claim shall be made for Damages under this
Section 9.2 until, and such claims may be made only to the extent that, the dollar amount of all such Damages shall exceed in the aggregate $50,000; and provided further, however, indemnification for Damages under this Section 9.2 shall not exceed the aggregate amount of the Merger Consideration. In connection with Indemnitor's obligation to indemnify for expenses, Indemnitor shall reimburse each

Indemnified Person for all such expenses as they are incurred by such Indemnified Person, provided that such Indemnified Person agrees in writing to refund all such reimbursed expenses if and to the extent that it is finally judicially determined that such Indemnified Person is not entitled to indemnification hereunder.

         9.3 INDEMNIFICATION BY THE SHAREHOLDER. The Shareholder (for purposes of this Section 9.3, "Indemnitor"), shall indemnify and hold AHC, AHC Sub and their respective officers, directors, shareholders, agents and employees (each of the foregoing for purposes of this Section 9.3, an "Indemnified Person"), harmless from and against any and all Damages (i) arising from or by reason of or resulting from any breach by Indemnitor of any representation, warranty, agreement or covenant contained in this Agreement (including the Schedules and Exhibits hereto) and each document, certificate or other instrument furnished or to be furnished by Indemnitor hereunder, (ii) any claims whatsoever by Shareholder's father, Robert M. Sauls, or any other person asserting that it owns an equity interest, or has a contingent arrangement with respect to acquiring an equity interest, the Company, including, without limitation, any claims under or in any way arising out of that certain Stock Purchase Agreement dated August 29, 1995, by and between Robert M. Sauls and Shareholder, (iii) any liabilities, contingent or otherwise (known or unknown and asserted or unasserted) arising out of transactions effected or events occurring on or prior to the Closing Date, except as set forth in the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date and except if disclosed on a Schedule hereto (unless set forth on Schedule 9.3); and (iv) the matters described on Schedule 9.3; provided, however that except for a claim relating to (ii) above or tax or environmental matters, no claim shall be made for Damages under this Section 9.3 until, and such claims may be made only to the extent that, the dollar amount of all such Damages shall exceed in the aggregate $50,000; and provided further, however, indemnification for Damages under this Section 9.3 shall not exceed the aggregate amount of the Merger Consideration. In connection with Indemnitor's obligation to indemnify for expenses, any Indemnified Person shall be entitled to offset the amount of any Damages against the unpaid balance of the Note, upon written notice to Indemnitor of the amount and cause of such Damages, and the unpaid principal amount of the Note shall be reduced by the amount of such Damages, provided, that such Indemnified Person agrees in writing to refund all such offset expenses if and to the extent that it is finally judicially determined that such Indemnified Person is not entitled to indemnification hereunder. In the event that the balance of the Note at such time is insufficient to cover the full amount of such Damages, Indemnitor shall reimburse each Indemnified Person for any remaining unoffset Damages as they may be incurred by such Indemnified Person, provided, that such Indemnified Person agrees in writing to refund all such reimbursed expenses if and to the extent that it is finally judicially determined that such Indemnified Person is not entitled to indemnification hereunder.

         9.4 INDEMNIFICATION PROCEDURE. The respective obligations and liabilities of the Shareholder, AHC and AHC Sub (the "indemnifying party") to the other (the "party to be indemnified") under Sections 9.2 and 9.3 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following additional terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified). The failure to promptly deliver a notice of an indemnity claim hereunder shall not relieve the indemnifying party of its obligations to the indemnified party with respect to such claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim.

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified. The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         9.5     CERTAIN TAX MATTERS.

                 (a) AHC shall prepare and file or cause to be prepared and filed any tax returns, statements and reports ("Tax Returns") of Surviving Corporation covering taxable periods ending on or before the Closing Date which have not been filed on or before the Closing Date. The Shareholder shall within fifteen (15) days after payment thereof and receipt of notice of such payment, reimburse, indemnify and hold harmless AHC and the Surviving Corporation for all taxes, and all related interest, penalties and additions to tax ("Taxes"), with respect to taxable periods of the Company ending on or before the Closing Date, except as accrued on the Balance Sheet.

                 (b) AHC shall prepare and file or cause to be prepared and filed any Tax Returns of Surviving Corporation covering taxable periods which begin before the Closing Date and end after the Closing Date ("Straddle Periods"). The Shareholder shall within fifteen (15) days after payment thereof and notice of such payment, reimburse, indemnify and hold harmless AHC and the Surviving Corporation for all Taxes for any Straddle Period, to the extent related to the portion of the Straddle Period ending on the Closing Date, except as accrued on the Balance Sheet. For such purposes, the portion of any Tax attributable to the portions of a Straddle Period ending on the Closing Date and beginning after the Closing Date shall be determined by apportioning the Tax for the entire Straddle Period among such periods based on the number of days in each such period, provided that, in the case of Taxes based upon or related to income or receipts, such portion shall be the amount of Tax which would have been due if the relevant Straddle Period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

                 (c) The Company, the Shareholder, AHC, Surviving Corporation and AHC Sub shall reasonably cooperate with each other in connection with the filing of Tax Returns pursuant to this Section 9.5(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the provision of copies, at the requesting party's expense, of records and information relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         9.6 RIGHT OF SETOFF. In the event of any breach of warranty, representation, covenant or agreement by the Company or the Shareholder giving rise to indemnification under Section 9.3 or Section 9.5 hereof, AHC, Surviving Corporation or AHC Sub shall be entitled to offset the amount of damages incurred by it as a result of such breach of warranty, representation, covenant or agreement against any amounts payable by AHC, AHC Sub or Surviving Corporation, excluding amounts payable under the Employment Agreement attached hereto as Exhibit B.

SECTION 10.      TERMINATION.  This Agreement may be terminated:

         (a)     at any time by mutual agreement of all parties;

         (b) at any time by AHC or AHC Sub if any representation or warranty of the Company or the Shareholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or the Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or the Shareholder fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

         (c) at any time by the Company or the Shareholder if any representation or warranty of AHC or AHC Sub contained in this Agreement or in any certificate or other document executed and delivered by AHC or AHC Sub pursuant to this Agreement is or becomes untrue in any material respect or AHC or AHC Sub fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days of written notice thereof; or

         (d) by AHC, AHC Sub, the Company or the Shareholder if the merger contemplated hereby shall not have been consummated by July 30, 1997.

SECTION 11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Each party hereto recognizes and acknowledges that he had in the past, currently has, and in the future may possibly have, access to certain confidential information of the other parties hereto that is valuable, special and unique assets of such other parties respective businesses. Each party hereto agrees that it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of the disclosing party, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the disclosing party shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by any party of the provisions of this Section 11, the other parties shall be entitled to an injunction restraining such disclosing party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting any non-disclosing party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 11 shall survive the termination of this Agreement.

SECTION 12.      MISCELLANEOUS.

         12.1 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, by facsimile or overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to AHC:                         If  to AHC Sub:

         American Homestar Corporation      Nationwide N.C. Homes, Inc.
         2221 E. Lamar Blvd., Suite 790     2450 South Shore Blvd., Suite 300
         Arlington, Texas 76006-7422        League City, Texas 77573
         Attn:  Laurence A. Dawson          Attn:  Craig A. Reynolds
         Facsimile:  (817) 695-0120         Facsimile:  (281) 334-9737

         with a copy of each notice directed to AHC Sub or AHC to:

                 Richard F. Dahlson
                 Jackson & Walker, L.L.P.
                 901 Main Street, Suite 6000
                 Dallas, Texas  75202
                 Facsimile:  (214) 953-5822

         If to the Company or the Shareholder:

                 N.C. Mobile Home Corp.
                 6200 Falls of Neuse Road
                 Suite 106
                 Raleigh, North Carolina  27609
                 Attention: Robert H. Sauls
                 Facsimile: (919) 878-1760

                 with a copy to:

                 W. Sidney Aldridge
                 Nicholls & Crampton, P.A.
                 P.O. Box 18237
                 Raleigh, North Carolina  27619
                 Facsimile:  (919) 782-0465

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

         12.2 FURTHER ASSURANCES; ACCOUNTS RECEIVABLE. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement. Shareholder shall assist AHC and Surviving Corporation in collecting the accounts receivable of the Company acquired by AHC and AHC Sub in connection with this transaction and in the event that the Shareholder shall receive the proceeds of any such accounts receivable, shall immediately forward such amounts to Surviving Corporation.

         12.3 EACH PARTY TO BEAR COSTS. All Expenses (as defined below) incurred by AHC and AHC Sub will be borne solely and entirely by AHC and all Expenses incurred by the Company and the Shareholder will be borne jointly and severally by the Company and the Shareholder; it being agreed that at the Closing all Expenses of the Company shall be paid by the Company, but a corresponding reduction will be paid on a 56% to 44% basis by a reduction in the Note, on the one hand, and a reduction in the number of shares of AHC Common Stock issued at the Closing (for purposes of which the number of shares of AHC Common Stock deliverable at Closing will be reduced at a deemed price of equal to the greater of (i) the average closing price of AHC Common Stock on the Nasdaq National Market (as reported in the Wall Street Journal) on the 10 trading days prior to the public announcement of the Merger or (ii) $17.00 per share, on the other hand, unless at Closing the Shareholder tender such amounts in cash. "Expenses" as used in this Agreement will include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts, investment bankers, advisors and consultants to a party and its affiliates, regulatory fees and finder's fees) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the consummation of the transactions contemplated by this Agreement; provided, however, that one-half ( 1/2) of any costs or expenses for any phase I environmental testing shall be paid one-half by the Company and one-half by AHC as incurred and such one-half paid by the Company shall be deemed Expenses of the Company and subject to payment by the Shareholder as provided above.

         12.4 PUBLIC DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by law (including, without limitation, federal securities laws), regulation or court or administrative order, (ii) to advisors, financiers or lenders of any party or to any party's directors, officers, employees and representatives involved in the transactions contemplated herein or (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Corporation.

         12.5 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

         12.6 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         12.7 INTEGRATION OF SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

         12.8    ENTIRE AGREEMENT/AMENDMENT.   This instrument, including all
Schedules and Exhibits attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.

         12.9 BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that AHC Sub, Surviving Corporation and AHC may assign its rights and obligations hereunder to an affiliate and to their lender or lenders.

         12.10 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by AHC Sub, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

         12.11 COSTS OF ENFORCEMENT. In the event that AHC Sub, Surviving Corporation or AHC, on the one hand, or the Company or the Shareholder, on the other hand, files suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint.

         12.12 AMENDMENTS; WAIVERS. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         12.13 SEVERABILITY. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof;

and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

         12.14 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        AMERICAN HOMESTAR CORPORATION


                                        By: /s/ LAURENCE A. DAWSON
                                           -----------------------------
                                        Its:    President
                                            ----------------------------


                                        NATIONWIDE N.C. HOMES, INC.


                                        By: /s/ F. F. TEETER
                                           -----------------------------
                                        Its:    President
                                            ----------------------------

                                        N.C. MOBILE HOME CORP.


                                        By: /s/ ROBERT H. SAULS
                                           -----------------------------
                                        Its: President
                                            ----------------------------


                                        /s/ ROBERT H. SAULS
                                        -----------------------------
                                        Robert H. Sauls

                        INDEX TO EXHIBITS AND SCHEDULES



         Exhibit                           Description
         -------                           -----------
         A                        Promissory Note

         B                        Employment Agreement

         C                        Shareholder Release


         Schedule
         --------

         2.1                      Corporate Existence; Good Standing

         2.3                      Permits and Licenses

         2.5                      Consents

         2.6                      Financial Statements

         2.7                      Leases

         2.9                      Real and Personal Property; Encumbrances

         2.11                     Patents and Trademarks; Names

         2.12                     Directors and Officers; Payroll Information

         2.14                     Contracts (other than Leases)

         2.15                     Subsequent Events

         2.16                     Accounts Receivable

         2.19                     Debt

         2.20                     Insurance Policies

         2.21                     Employee Benefit Plans

         2.28                     Distributions and Repurchases

         2.29                     Suppliers

         2.30                     Banking Relations

         2.31                     Ownership Interests in Interested Persons;
                                  Competitors

         2.32                     Payors